                               EXTENSION AGREEMENT

         AGREEMENT, dated as of July 29, 1996, by and between GREY ADVERTISING INC., a Delaware corporation ("Grey"), having its principal offices at 777 Third Avenue, New York, New York 10017, and EDWARD H. MEYER, residing at 580 Park Avenue, New York, New York 10022 ("Meyer").

         WHEREAS, Meyer issued to Grey his 9% promissory note, dated as of December 10, 1983 (the maturity date of which security was subsequently extended, "Promissory Note"), as partial payment for his purchase of Grey's 8 1/2% Subordinated Convertible Debentures.

         NOW, THEREFORE, for good and valuable consideration, and in consideration of the premises and the mutual agreements herein contained, the parties hereby agree as follows:

         1. The maturity date of the Promissory Note is extended until December 31, 2004.

         2. All other terms of the Promissory Note shall remain in full force and effect, and continue unaffected by the agreements herein contained.

         IN WITNESS WHEREOF, this Agreement has been signed as of the date hereinabove first written.

GREY ADVERTISING INC.

By: /s/ Steven G. Felsher                        /s/ Edward H. Meyer
- -------------------------------                  ------------------------------
                                                 Edward H. Meyer


                                       16